UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Veatch, Marvin S.
   133 North 4th Street
   Lafayette, IN  47902
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   6/30/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Lafayette Bancorporation

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Controller of the Bank
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Shares                              |240                   |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (R|(1), (4) |5/1/05   |Common Shares          |528      |$20.74    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|(2), (4) |5/13/06  |Common Shares          |840      |$22.33    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|(3), (4) |5/12/07  |Common Shares          |1,200    |$26.625   |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Explanation of Responses:
(1)  Granted
5/1/95.
(2)  Granted
5/13/96.
(3)  Granted
5/12/97.
(4) Options vest in 20 percent annual increments, with the first 20 percent vesting one year from the date of grant.
SIGNATURE OF REPORTING PERSON
By/s/ Michelle D. Turnpaugh as attorney-in-fact and agent
DATE
6/30/97